UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2023

RELMADA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39082	45-5401931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2222 Ponce de Leon Blvd., Floor 3 Coral Gables, FL	33134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 629 1376

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.001 par value per share	RLMD	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information concerning the Director Agreement and the Indemnity Agreement set forth in Item 5.02 below is incorporated into this Item by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2023, the board of directors of Relmada Therapeutics, Inc. (the “Company”), in accordance with the Company’s Second Amended and Restated Bylaws, increased the number of directors constituting the whole board from five to six and appointed Fabiana Fedeli as a Class I director of the Company, to serve for the remainder of the term of Class I (that is, until the annual meeting of the Corporation’s stockholders to be held in 2025), or until her successor is duly elected and qualified, or until the earliest of her death, resignation or removal. The board also appointed Ms. Fedeli to serve on the Audit Committee of the board and on the Compensation Committee of the Board. The Board has determined that Ms. Fedeli qualifies as an “independent” director of the Company within the meaning of Section 10A and Section 10C of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder and within the meaning of the corporate governance rules of The Nasdaq Stock Market.

A brief description of the background and business experience of Ms. Fedeli is as follows:

Fabiana Fedeli, 52, has been the Chief Investment Officer, Equities, Multi-Asset and Sustainability, at M&G Investments since July 2021, and is responsible for teams managing assets in the UK, US, Singapore, Hong Kong and France. Ms. Fedeli is also a member of the Investment Committee of The Investment Association, a trade body representing Investment Managers in the UK that collectively manage over US$12 trillion in assets. She is also a member of the Investment Committee of UK-based The Open University, and a non-executive director on the Board of M&G Investments South Africa. In 2022, she was named by Financial News one of 100 Most Influential Women in Finance. Previously, Ms. Fedeli was Global Head of Fundamental Equities and Portfolio Manager at Robeco Asset Management from 2013-2021, and began her career at ING Barings Tokyo as a Research Analyst in Japanese equities in 1999. Ms. Fedeli holds a Master’s in Economics from Hitotsubashi University in Tokyo and a Bachelor’s in Economic and Social Sciences from Bocconi University in Milan.

Effective January 12, 2023, Ms. Fedeli and the Company entered into a Director Agreement, pursuant to which Ms. Fedeli will be entitled to receive a cash fee of $66,000 per year, payable in quarterly installments, for her services as a director of the Company. She will also be entitled to receive a cash fee of $9,900 per year for her services as a member of the Audit Committee and a cash fee of $7,700 per year for her services as a member of the Compensation Committee, both payable in quarterly installments. Ms. Fedeli was also granted an option under the Company’s 2021 Equity Incentive Plan, as amended (the “2021 Plan”), to purchase 200,000 shares of the Company’s common stock. The option has a term of 10 years, and the exercise price per share is $4.22, the closing price of the common stock on The Nasdaq Stock Market on January 12, 2023. The option shares shall vest as follows: 25% of the total shares on the first anniversary of the grant date and the remaining 75% in equal increments of 6.25% of the total shares at the end of each three-month interval over the following three year period. The effectiveness of the stock option award is expressly conditioned upon approval by the stockholders of the Company at the Company’s next annual meeting of stockholders of an amendment to the 2021 Plan to increase the number of shares of common stock authorized for awards thereunder by an amount at least sufficient to cover the number of shares underlying such stock option award and the shares of common stock subject to other options granted by the Company after its last annual meeting of stockholders that are subject to a similar condition.

Effective January 12, 2023, Ms. Fedeli also entered into an Indemnity Agreement with the Company, pursuant to which the Company agreed to indemnify Ms. Fedeli in certain situations against certain expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with her role as a director of the Company.

The foregoing summaries of the Director Agreement and the Indemnity Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Director Agreement between the Company and Fabiana Fedeli
99.2	Indemnity Agreement between the Company and Fabiana Fedeli
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 13, 2023	RELMADA THERAPEUTICS, INC.

	By:	/s/ Sergio Traversa
	Name:	Sergio Traversa
	Title:	Chief Executive Officer

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